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                                                                    EXHIBIT 99.1

                                                                        CONTACT:
                                                                  James H. Price
                                                          Vice President-Finance
                                                                  (713) 658-9444

November 24, 1997


             SOUTHERN MINERAL BUYS INTEREST IN LAKE RACCOURCI FIELD
              AND ADDITIONAL INTEREST IN BIG ESCAMBIA CREEK FIELD


HOUSTON - Southern Mineral Corporation (NASDAQ/NM:SMIN) today announced that it has purchased a 22.5% working interest in two producing wells in Lake Raccourci Field in Lafourche Parish, Louisiana. Current gross production from the two wells is 8.6 Mmcf per day. The Company anticipates the drilling of one development well and one to two additional exploratory wells in 1998. The wells are operated by Xplor Energy, Inc. located in The Woodlands, Texas.

The Company has also recently acquired additional working interest in eleven producing wells in which it currently owns a working interest in the Big Escambia Creek Field in Big Escambia County, Alabama. The Big Escambia Creek Field is operated by Exxon Company, U.S.A.

The purchase price for both acquisitions combined was $8.0 million. Total proved reserves of the Lake Raccourci and the Big Escambia acquisitions are estimated to be 9.1 Bcfe net to the Company.

Southern Mineral Corporation is an oil and gas acquisition, exploration and production company that owns interests in oil and gas properties located along the Gulf Coast, Canada and Ecuador. The Company is listed on the NASDAQ National Market under the symbol SMIN.